UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2023

Cardinal Health, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017
(614) 757-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares (without par value)	CAH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry Into A Material Definitive Agreement.

On February 27, 2023, Cardinal Health, Inc. (the “Company”), JPMorgan Chase Bank, N.A., as Administrative Agent, Joint Lead Arranger and Joint Book Manager, Bank of America, N.A. and Wells Fargo Bank, National Association as Syndication Agents, Barclays Bank PLC, Deutsche Bank Securities, Inc., Goldman Sachs Bank USA, HSBC Bank USA, N.A., and MUFG Bank, Ltd. as Documentation Agents, and BofA Securities, Inc. and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Managers, entered into a Third Amended and Restated Five-Year Credit Agreement (the “Credit Agreement”).

The Credit Agreement, among other things, allows the Company access to $2.0 billion of revolving credit and extends the term of the Company’s revolving credit facility to February 25, 2028. The expiration date of the Credit Agreement may be extended for up to two additional one year periods, subject to certain restrictions (including the consent of the lenders). Interest rates on borrowings under the Credit Agreement will be based on prevailing interest rates, benchmarked based on Term SOFR and subject to the Company’s credit ratings, as described in the Credit Agreement.

The Credit Agreement contains customary representations and affirmative and negative covenants (including restrictions on incurring liens, subsidiary indebtedness and contingent obligations). The financial covenants in the Credit Agreement require the Company to maintain, as of the last day of any fiscal quarter, a Consolidated Net Leverage Ratio, as such term is defined in the Credit Agreement and subject to certain conditions contained therein, of no greater than 3.75 to 1.00. The Credit Agreement also permits the Company to establish Key Performance Indicators with respect to certain Environmental, Social and Governance targets of the Company in consultation with JPMorgan as sustainability coordinator, and to enter into an amendment to provide for certain adjustments to the otherwise applicable facility fee and margins based on such indicators. The Credit Agreement also contains customary events of default (including non-payment of principal or interest and breaches of covenants). If any event of default occurs and is not cured within the applicable grace period, the outstanding loans under the facility may be accelerated by lenders and the lenders’ commitments under the Credit Agreement may be terminated. This revolving credit facility backs the Company's existing commercial paper program and may be used for general corporate purposes.

The descriptions of the provisions of the Credit Agreement are summary in nature and are qualified in their entirety by reference to the full and complete terms of the Credit Agreement, which is filed herewith as Exhibit 10.1.

From time to time, the financial institutions party to the Credit Agreement or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company. The Company pays these financial institutions customary fees and expenses for these services. For example, Bank of America, N.A., JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and Goldman Sachs Bank USA or their affiliates serve as dealers under the Company's commercial paper program. In addition, MUFG Bank, Ltd., Wells Fargo Bank, N.A., and Bank of America, N.A. or their affiliates participate as purchasers and managing agents under the Company's committed receivables sales facility program.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Exhibit Description
10.1	Third Amended and Restated Five-Year Credit Agreement, dated as of February 27, 2023

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date:	March 2, 2023	By:	/s/ AARON E. ALT
Aaron E. Alt
Chief Financial Officer